UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 9, 2011

New Hampshire Thrift Bancshares, Inc.

(Exact name of registrant as specified in its charter)

NH	000-17859	02-0430695
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Main Street, P.O. Box 9, Newport, New Hampshire		03773
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (603) 863-0886

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 9, 2011, the Board of Directors of New Hampshire Thrift Bancshares, Inc. (the “Company”), the holding company for Lake Sunapee Bank, fsb (the “Bank”), appointed Laura Jacobi, age 35, as the Chief Financial Officer of the Company and the Bank, effective immediately. In connection with Ms. Jacobi’s promotion and effective immediately, Ms. Jacobi succeeds Stephen R. Theroux who will remain the President, Chief Operating Officer and Vice Chairman of the Company and the Bank.

Since January 2011, Ms. Jacobi has served as Chief Accounting Officer of the Company and the Bank and since May 2009 as Corporate Secretary of the Company. From March 2008 until her promotion to Corporate Secretary, she served as the Company’s Assistant Corporate Secretary. Additionally, since March 2010, Ms. Jacobi has served as Senior Vice President-Controller and, from March 2010 to February 2011, served as Chief Risk Officer of the Bank. From October 2005 until March 2010, Ms. Jacobi served as Vice President-Controller of the Bank. Prior thereto, Ms. Jacobi served as the Bank’s Assistant Vice President-Controller, Accounting Supervisor and Accounting Assistant. Ms. Jacobi joined the Bank in 1997.

In connection with her appointment, Ms. Jacobi will receive an annual base salary of $155,000 and will be eligible to receive an annual discretionary incentive award similar to those provided to the Company’s other named executive officers, as determined by the Company.

There are no arrangements or understandings between Ms. Jacobi and any other person pursuant to which Ms. Jacobi was selected to serve as the Chief Financial Officer of the Company and the Bank. There are no family relationships between Ms. Jacobi and any director or executive officer of the Company or the Bank. There has been no transaction nor are there any proposed transactions between the Company or the Bank and Ms. Jacobi that would require disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW HAMPSHIRE THRIFT BANCSHARES, INC. (Registrant)

By:	/s/ Stephen R. Theroux
Stephen R. Theroux President

Date: June 10, 2011